Investor Relations:	Deborah Abraham Director, Investor Relations (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS SECOND QUARTER 2006 RESULTS

NEW YORK — August 14, 2006 — The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the second quarter ended July 1, 2006.

For the second quarter of fiscal 2006:

•	Net revenues increased 20.5% to $451.6 million, compared to $374.7 million in the second quarter of fiscal 2005;

•	Gross profit margin was 35.1% of net revenues, compared to 30.2% in the second quarter of fiscal 2005;

•	Operating income declined to $14.0 million, compared to $15.6 million in the second quarter of fiscal 2005; and

•	Net income was $3.4 million, or $0.07 per diluted share, compared to $6.3 million, or $0.14 per diluted share in the second quarter of fiscal 2005.

The Company notes that fiscal 2006 second quarter results include the operations of the Calvin Klein Jeans and related businesses in Europe and Asia (the ‘‘CKJEA Business’’) which were acquired on January 31, 2006. Excluding the CKJEA Business, net revenues increased 3.5% to $387.9 million, compared to $374.7 million in the prior year quarter, and operating income was $15.0 million compared to $15.6 million in the prior year quarter. For the second quarter, net revenues from the CKJEA Business were $63.7 million and operating losses were $1.0 million (including $2.6 million of amortization expense).

‘‘Contributions from certain pre-acquisition businesses and a smaller than expected loss at the CKJEA Business resulted in the better than anticipated second quarter results,’’ said Joe Gromek, Warnaco’s President and Chief Executive Officer. ‘‘The Intimate Apparel Group, led by Calvin Klein® Underwear and Warner’s®, continued its positive momentum from the first quarter and delivered significant increases in gross profit and operating income. Speedo® also delivered strong sales growth and substantial improvements in profitability. Unfortunately, this positive performance was substantially offset by the poor performance of the Sportswear Group. Significantly higher dilution at Chaps® due to higher markdown allowances compared to the prior year period and the shift in timing of certain membership club sales negatively affected the Sportswear segment.’’

Mr. Gromek continued, ‘‘We continue to believe the development of our global wholesale and retail platform positions us to achieve our long term revenue and operating income targets. Additionally, with the acquisition of the CKJEA Business, which is surpassing our performance expectations, we believe our international businesses, which generate operating margins well above the Company average, will account for approximately 40% of our fiscal 2006 revenues.’’

Restatement

As reported on August 8, 2006, the Company will be restating its previously reported financial statements for its fiscal year ended December 31, 2005 and first fiscal quarter ended April 1, 2006. The restatements are required as a result of certain irregularities discovered by the Company during the

Company’s second quarter closing review and certain other errors. The irregularities primarily relate to the accounting for certain returns and customer allowances at the Company’s Chaps® menswear division. These matters were reported to the Company’s Audit Committee, which engaged outside counsel, who in turn retained independent forensic accountants, to investigate and report to the Audit Committee. Based on information obtained in that investigation, and also to correct for an error which resulted from the implementation of the Company’s new systems infrastructure at the Swimwear Group in the first quarter of fiscal 2006, and certain immaterial errors, the Audit Committee accepted management’s recommendation that the Company restate its financial statements.

‘‘We are deeply disappointed by what occurred at our Chaps menswear division,’’ concluded Mr. Gromek. ‘‘However, the investigation, which is now substantially complete, did not reveal any inappropriate activity outside of that division. In spite of what happened, Chaps remains an important brand in our portfolio with strong brand equity and consumer loyalty and we expect Chaps to contribute to Warnaco’s profitability in fiscal 2006 and beyond.’’

Financial data as of July 1, 2006, December 31, 2005 (as restated) and July 2, 2005, and for the three and six month periods ended July 1, 2006 and July 2, 2005, can be found on Schedules 1, 1a, 2, 3, 4 and 4a to this release.

Second Quarter Operating Highlights

Second quarter net revenues increased 20.5% to $451.6 million, including $63.7 million in revenues from the CKJEA Business. Intimate Apparel Group net revenues increased 6.9% compared to the prior year, reflecting continued positive consumer response to Calvin Klein Underwear and Warner’s. Swimwear Group net revenues increased 17.6% compared to the prior year period driven by Speedo, Michael Kors® and Calvin Klein. Sportswear Group net revenues (excluding the CKJEA Business) declined 13.4%, reflecting among other things the significantly higher dilution at Chaps, the timing shift of certain sales to membership clubs to the second half of the year and a decline in off-price sales year over year. The increase in net revenues for the second quarter of fiscal 2006 includes approximately $2.5 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2005.

Gross profit was $158.4 million, or 35.1% of net revenues, including $35.2 million in gross profit from the CKJEA Business, compared to $113.0 million, or 30.2% of net revenues, for the second quarter of fiscal 2005. The 490 basis point improvement in gross profit margin was the result of (i) the strong gross profit margins of the acquired CKJEA Business, (ii) improvements in Swimwear gross profit margins, and (iii) improved product mix and more full price sales from the Intimate Apparel Group partially offset by declines in Chaps gross profit margin due to an incremental $7.5 million in markdown allowances compared to the prior year period. Gross profit for the second quarter of fiscal 2006 includes approximately $1.0 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2005.

Selling, general and administrative (‘‘SG&A’’) expenses were $140.4 million, or 31.1% of net revenues, compared to $95.3 million, or 25.4% of net revenues, for the prior year quarter. The increase in SG&A included (i) $33.7 million from the CKJEA Business, (ii) $6.3 million of incremental Swimwear Group expense primarily related to continued investment in Ocean Pacific® brands and increased marketing and severance expense, (iii) $5.1 million resulting from an increased percentage of the Company’s revenues generated from higher SG&A businesses, including international and retail; and (iv) $1.6 million of incremental corporate information technology expenses primarily associated with the implementation of the new systems infrastructure. SG&A was negatively affected by approximately $0.4 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2005.

Amortization of intangible assets was $4.0 million, compared to $1.1 million in the prior year period, primarily due to an increase of $2.6 million in intangible assets associated with the acquisition of the CKJEA Business.

Operating income for the second quarter of fiscal 2006 was $14.0 million, including a loss of $1.0 million from the CKJEA Business, compared to $15.6 million in the prior year period. The strong operating profits from the Intimate Apparel Group were offset by disappointing results in the Sportswear Group, the seasonal weakness of the CKJEA Business and higher expenses in the Swimwear Group. Operating income for the second quarter of fiscal 2006 includes approximately $0.6 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the second quarter of fiscal 2005.

Other income was $0.8 million, compared to a loss of $0.9 million in the prior year quarter related primarily to foreign exchange rate gains on the current portion of inter-company loans denominated in foreign currencies.

Net interest expense increased to $9.4 million compared to $4.5 million in the prior year period. The $4.9 million increase is primarily the result of incremental indebtedness incurred in connection with the acquisition of the CKJEA Business.

Net income was $3.4 million, or $0.07 per diluted share, compared to $6.3 million, or $0.14 per diluted share, for the second quarter of fiscal 2005, which reflects the continued strength in Intimate Apparel substantially offset by the disappointing performance of the Sportswear Group.

The Company noted the following balance sheet highlights as of July 1, 2006:

Cash and cash equivalents were $138.4 million, compared to $153.9 million of cash and cash equivalents at July 2, 2005, notwithstanding the approximately $70.8 million of cash (net of acquired cash) used in connection with the acquisition of the CKJEA Business on January 31, 2006.

In addition, during the quarter the Company used approximately $12.2 million of cash to repurchase 675,000 shares of common stock under the Company’s previously announced share repurchase program, at an average price of $18.05. Approximately 2.3 million shares remain authorized for repurchase under the share repurchase program. The share repurchase program may be modified or terminated by the Company’s Board of Directors at any time.

Accounts receivable were $278.7 million, up from $204.2 million at July 2, 2005. Accounts receivable related to the CKJEA Business were $55.5 million. Receivables, excluding the CKJEA Business, were up 9.3% in the quarter.

Net inventories were $311.0 million, up from $277.3 million at July 2, 2005. Inventories at July 1, 2006 include $44.6 million of inventory of the CKJEA Business and a $6.5 million increase in Swimwear inventory, for which the Company believes it is appropriately reserved. Excluding the CKJEA Business, inventories were down 3.9%, which reflects the Company’s continued discipline related to planning and inventory management.

Fiscal 2006 Outlook

Larry Rutkowski, Warnaco’s Chief Financial Officer commented, ‘‘Although the restatement we announced on August 8, 2006 will lower fiscal 2005 results, our forward guidance continues to be based upon fiscal 2005 results prior to giving effect to the restatement. For the year we continue to expect our pre-acquisition business revenue growth to be in the low single digits. In addition, for our pre-acquisition businesses, we continue to expect at least a 100 basis point improvement in gross margin percentage and mid single digit percentage improvement in the operating margin percentage over the prior year (assuming minimal pension expense in fiscal 2006).’’

Mr. Rutkowski concluded, ‘‘Overall, for the Company (including the acquired CKJEA Business), we continue to expect (i) revenue growth in 2006 to be at least in the low 20 percent range; (ii) mid single digit percentage improvement in the operating margin percentage over the prior year (assuming minimal pension expense in fiscal 2006); and (iii) that the acquisition of the CKJEA Business will be accretive to Warnaco’s 2006 earnings per share.

Subsequent Events

In August 2006, the Company received a favorable ruling from the Netherlands taxing authority relating to the Company’s European operations. The ruling, which is retroactive to the beginning of 2006, is expected to have a positive impact on the Company’s effective tax rate for fiscal 2006 and beyond.

Stockholders and other persons are invited to listen to the second quarter fiscal 2006 earnings conference call scheduled for today, Monday, August 14, 2006 at 4:30 p.m. EDT. To participate in Warnaco’s conference call, dial (877)-692-2592, approximately five minutes prior to the 4:30 p.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company’s internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz™, Speedo®, Anne Cole®, Op®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear and sportswear, men's, women's, junior women's and children's jeans and accessories and women's and juniors’ swimwear.

FORWARD-LOOKING STATEMENTS

This press release, the earnings conference call scheduled for today and certain other written, electronic and oral disclosure made by the Company from time to time, contains ‘‘forward-looking statements’’ within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words ‘‘believe,’’ ‘‘anticipate,’’ ‘‘estimate,’’ ‘‘expect,’’ ‘‘intend,’’ ‘‘may,’’ ‘‘project,’’ ‘‘scheduled to,’’ ‘‘seek,’’ ‘‘should,’’ ‘‘will be,’’ ‘‘will continue,’’ ‘‘will likely result,’’ or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings ‘‘Risk Factors’’ and ‘‘Statement Regarding Forward-Looking Disclosure,’’ as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company’s markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company’s ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company’s dependence on a limited number of customers; the effects of the consolidation of the retail sector; the Company’s dependence on license agreements with third parties; the Company’s dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company’s exposure to conditions in overseas markets in connection with the Company’s foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; the Company’s history of insufficient disclosure controls and procedures and internal controls and restated financial statements; unanticipated future internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the sufficiency of cash to fund operations, including capital expenditures; the Company's ability to service its indebtedness, the effect of changes in interest rates on the Company's indebtedness that is subject to floating interest rates and the limitations imposed on the Company's operating and financial flexibility by the agreements governing the Company's indebtedness; the Company’s dependence on its senior management team and other key personnel; disruptions in the Company's operations caused by difficulties with the new systems infrastructure; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the failure of newly acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of the acquisition); and such newly acquired business being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled ‘‘Risk Factors’’ and the discussion of the Company's critical accounting policies under ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Critical Accounting Policies’’ included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Second Quarter of Fiscal 2006	Second Quarter of Fiscal 2005
	(Unaudited)	(Unaudited)
Net revenues (a)	$451,585	$374,679
Cost of goods sold	293,142	261,708
Gross profit (b)	158,443	112,971
Selling, general and administrative expenses (c )	140,370	95,333
Amortization of intangible assets (d)	4,036	1,149
Pension expense	33	200
Restructuring expense	—	721
Operating income (e)	14,004	15,568
Other loss (income)	(766)	882
Interest expense, net (f)	9,417	4,524
Income from continuing operations before provision for income taxes	5,353	10,162
Provision for income taxes	1,930	3,581
Income from continuing operations	3,423	6,581
Income from discontinued operations, net of taxes	—	(253)
Net income	$3,423	$6,328
Basic and diluted income per common share:
Income from continuing operations	$0.07	$0.14
Income from discontinued operations	—	—
Net income	$0.07	$0.14
Weighted average number of shares outstanding used in computing income per common share:
Basic	46,082,333	45,817,470
Diluted	46,935,529	46,408,883

(a)	For the Second Quarter of Fiscal 2006, includes net revenues of $63,680 related to the CKJEA Business.

(b)	For the Second Quarter of Fiscal 2006, includes gross profit of $35,228 related to the CKJEA Business.

(c)	For the Second Quarter of Fiscal 2006, includes selling, general and administrative expenses of $33,646 related to the CKJEA Business.

(d)	For the Second Quarter of Fiscal 2006, includes amortization of intangible assets of $2,604 related to the CKJEA Business.

(e)	For the Second Quarter of Fiscal 2006, includes operating losses of $1,022 related to the CKJEA Business.

(f)	For the Second Quarter of Fiscal 2006, includes interest expense of $3,592 related to the CKJEA Business.

Schedule 1a

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	First Half of Fiscal 2006	First Half of Fiscal 2005
	(Unaudited)	(Unaudited)
Net revenues (a)	$914,365	$814,220
Cost of goods sold	584,531	544,241
Gross profit (b)	329,834	269,979
Selling, general and administrative expenses (c) (d)	277,171	198,170
Amortization of intangible assets (e)	7,465	2,126
Pension expense (d)	5	471
Restructuring expense	—	727
Operating income (f)	45,193	68,485
Other loss	1,084	791
Interest expense, net (g)	17,361	9,558
Income from continuing operations before provision for income taxes	26,748	58,136
Provision for income taxes	9,443	22,329
Income from continuing operations	17,305	35,807
Income from discontinued operations, net of taxes	—	(128)
Net income	$17,305	$35,679
Basic income per common share:
Income from continuing operations	$0.38	$0.78
Income from discontinued operations	—	—
Net income	$0.38	$0.78
Diluted income per common share:
Income from continuing operations	$0.37	$0.77
Income from discontinued operations	—	—
Net income	$0.37	$0.77
Weighted average number of shares outstanding used in computing income per common share:
Basic	46,114,751	45,752,718
Diluted	46,999,123	46,277,498

(a)	For the First Half of Fiscal 2006, includes net revenues of $124,125 related to the CKJEA Business.

(b)	For the First Half of Fiscal 2006, includes gross profit of $69,117 related to the CKJEA Business.

(c)	For the First Half of Fiscal 2006, includes selling, general and administrative expenses of $59,477 related to the CKJEA Business.

(d)	Pension expense of $71 has been reclassified from selling, general and administrative expenses to pension expense in the First Half of Fiscal 2005 to conform to the current period presentation.

(e)	For the First Half of Fiscal 2006, includes amortization of intangible assets of $4,601 related to the CKJEA Business.

(f)	For the First Half of Fiscal 2006, includes operating income of $5,039 related to the CKJEA Business.

(g)	For the First Half of Fiscal 2006, includes interest expense of $6,300 related to the CKJEA Business.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	July 1, 2006 (a)	December 31, 2005	July 2, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
		(As Restated) (b)
ASSETS
Current assets:
Cash and cash equivalents	$138,372	$164,201	$153,896
Accounts receivable	278,748	210,204	204,228
Inventories	310,956	325,988	277,285
Other current assets	75,763	47,575	48,365
Total current assets	803,839	747,968	683,774
Property, plant and equipment, net	131,389	116,995	105,998
Intangible and other assets	609,543	355,088	369,475
TOTAL ASSETS	$1,544,771	$1,220,051	$1,159,247
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt	$43,554	$—	$—
Accounts payable and accrued liabilities	253,765	229,647	174,104
Accrued income taxes payable	43,863	23,557	29,867
Total current liabilities	341,182	253,204	203,971
Long-term debt	382,750	210,000	210,575
Other long-term liabilities	161,196	127,360	137,037
Total stockholders' equity	659,643	629,487	607,664
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,544,771	$1,220,051	$1,159,247

(a)	Selected balances as of July 1, 2006 related to the CKJEA Business are presented below:

Accounts receivable	$55,520
Inventories	44,631
Intangible assets and goodwill	256,986
Accounts payable and accrued liabilities	51,521

(b)	On August 8, 2006, the Company announced that during the course of completing its second quarter review process it had discovered certain irregularities. The irregularities primarily related to the accounting for certain return authorizations and customer allowances at the Company's Chaps menswear division. The Company reported these matters to its Audit Committee, which engaged outside counsel, who in turn retained forensic accountants to investigate and report to the Audit Committee. Based upon the information obtained in that investigation and also to correct for an error which resulted from the implementation of the Company's new systems infrastructure at its Swimwear Group in the period January 1, 2006 to April 1, 2006 (‘‘First Quarter 2006’’), and certain immaterial errors, the Audit Committee accepted management's recommendation that the Company restate its financial statements for the period October 2, 2005 to December 31, 2005 (‘‘Fourth Quarter 2005’’), the period January 2, 2005 to December 31, 2005 (‘‘Fiscal 2005’’) and the First Quarter 2006. The effect of the restatement on the Company's December 31, 2005 consolidated balance sheet is as follows:

	As Previously Reported	Adjustments	As Restated
Accounts receivable, net	$213,364	$(3,160)	$210,204
Inventories	326,274	(286)	325,988
Total current assets	751,414	(3,446)	747,968
Goodwill	28,762	1,281	30,043
Total assets	1,222,216	(2,165)	1,220,051
Accrued liabilities	89,807	588	90,395
Accrued income taxes payable	22,162	(193)	21,969
Total current liabilities	252,809	395	253,204
Retained earnings	94,406	(2,560)	91,846
Total stockholders' equity	632,047	(2,560)	629,487
Total liabilities and stockholders' equity	1,222,216	(2,165)	1,220,051

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

Net revenues:	Second Quarter of Fiscal 2006		Second Quarter of Fiscal 2005	Increase / (Decrease)	% Change
Sportswear Group	$167,622	(a)	$120,073	$47,549	39.6%
Intimate Apparel Group	153,147		143,328	9,819	6.9%
Swimwear Group	130,816		111,278	19,538	17.6%
Net revenues	$451,585		$374,679	$76,906	20.5%

	First Half of Fiscal 2006		First Half of Fiscal 2005	Increase	% Change
Sportswear Group	$335,494	(a)	$250,436	$85,058	34.0%
Intimate Apparel Group	306,850		295,103	11,747	4.0%
Swimwear Group	272,021		268,681	3,340	1.2%
Net revenues	$914,365		$814,220	$100,145	12.3%

(a)	Includes net revenues of $63,680 and $124,125 for the Second Quarter and First Half of Fiscal 2006, respectively, related to the CKJEA Business.

Operating income:	Second Quarter of Fiscal 2006		% of Total Net Revenues	Second Quarter of Fiscal 2005(d)	% of Total Net Revenues
Sportswear Group (a)	$2,499	(b)		$12,175
Intimate Apparel Group (a)	18,237	(c)		8,295 (c)
Swimwear Group (a)	1,554			1,928
Group operating income (e)	22,290		4.9%	22,398	6.0%
Unallocated corporate expenses	(8,286)		-1.8%	(6,109)	-1.6%
Restructuring expenses	—		0.0%	(721)	-0.2%
Operating income	$14,004		3.1%	$15,568	4.2%

	First Half of Fiscal 2006		% of Total Net Revenues	First Half of Fiscal 2005(d)	% of Total Net Revenues
Sportswear Group (a)	$10,441	(b)		$26,792
Intimate Apparel Group (a)	34,050	(c)		20,394 (c)
Swimwear Group (a)	15,636			36,060
Group operating income (e)	60,127		6.6%	83,246	10.2%
Unallocated corporate expenses	(14,934)		-1.6%	(14,034)	-1.7%
Restructuring expenses	—		0.0%	(727)	-0.1%
Operating income	$45,193		4.9%	$68,485	8.4%

(a)	Includes an allocation of shared services expenses as follows:

	Second Quarter of Fiscal 2006	Second Quarter of Fiscal 2005	First Half of Fiscal 2006	First Half of Fiscal 2005
Sportswear Group	$5,024	$4,577	$10,015	$9,377
Intimate Apparel Group	3,165	2,931	6,308	5,880
Swimwear Group	4,739	3,875	9,357	7,805

(b)	Includes operating income (loss) of $(1,022) and $5,039 for the Second Quarter and First Half of Fiscal 2006, respectively, related to the CKJEA Business.

(c)	Includes pension expense of $116, $0, $171 and $71 related to foreign operations for the Second Quarter of Fiscal 2006, Second Quarter of Fiscal 2005, First Half of Fiscal 2006 and First Half of Fiscal 2005, respectively.

(d)	Operating income for each of the business groups and unallocated corporate expenses for the Second Quarter and First Half of Fiscal 2005 have been restated to conform to the current period presentation.

(e)	The Company believes that the disclosure of group operating income is useful to investors to meaningfully compare the results of the Company's segments from period to period. Management evaluates the performance of each of its segments using group operating income. Therefore, the Company believes that this information is also useful to investors as it allows investors to evaluate each segment's results of operations on the same basis as management. Group operating income is a non-GAAP financial measure which has limitations you should consider if you use it to evaluate the Company's financial performance. Group operating income does not include restructuring charges, depreciation and amortization of certain corporate assets, interest, foreign currency gains and losses and income taxes, which may be necessary for an understanding of the Company's results of operations. Other companies may allocate these costs to their operating divisions and, as a result, the operating results of the Company's operating groups may not be directly comparable to the results of other companies.

Schedule 4

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	Second Quarter of Fiscal 2006		Second Quarter of Fiscal 2005	Increase / (Decrease)	% Change
United States	$276,466		$272,212	$4,254	1.6%
Europe	90,463	(a)	60,255	30,208	50.1%
Canada	26,267		23,697	2,570	10.8%
Asia	43,463	(b)	7,767	35,696	459.6%
Mexico	14,926		10,748	4,178	38.9%
Total net revenues	$451,585		$374,679	$76,906	20.5%

	Operating Income
	Second Quarter of Fiscal 2006		Second Quarter of Fiscal 2005 (c)	Increase / (Decrease)	% Change
United States	$6,143		$5,767	$376	6.5%
Europe	1,287	(a)	8,489	(7,202)	-84.8%
Canada	6,047		4,358	1,689	38.8%
Asia	6,226	(b)	1,959	4,267	217.8%
Mexico	2,587		1,825	762	41.8%
Group operating income	$22,290		$22,398	$(108)	-0.5%
Unallocated corporate expenses	(8,286)		(6,109)	(2,177)	35.6%
Restructuring expenses	—		(721)	721	-100.0%
Operating income	$14,004		$15,568	$(1,564)	-10.0%

(a)	Includes net revenue of $28,810 and operating loss of $4,225 related to the CKJEA Business.

(b)	Includes net revenue of $34,870 and operating income of $3,203 related to the CKJEA Business.

(c)	Operating income for each of the business groups and unallocated corporate expenses have been restated to conform to the current period presentation.

By Channel:	Net Revenues
	Second Quarter of Fiscal 2006		Second Quarter of Fiscal 2005	Increase / (Decrease)	% Change
Wholesale	$399,352	(a)	$364,206	35,146	9.7%
Retail	52,233	(b)	10,473	41,760	398.7%
Total net revenues	$451,585		$374,679	$76,906	20.5%

	Operating Income
	Second Quarter of Fiscal 2006		Second Quarter of Fiscal 2005 (c)	Increase / (Decrease)	% Change
Wholesale	$17,948	(a)	$21,716	(3,768)	-17.4%
Retail	4,342	(b)	682	3,660	536.7%
Group operating income	$22,290		$22,398	$(108)	-0.5%
Unallocated corporate expenses	(8,286)		(6,109)	(2,177)	35.6%
Restructuring expenses	—		(721)	721	-100.0%
Operating income	$14,004		$15,568	$(1,564)	-10.0%

(a)	Includes net revenue of $25,881 and operating loss of $3,883 related to the CKJEA Business.

(b)	Includes net revenue of $37,799 and operating income of $2,861 related to the CKJEA Business.

(c)	Operating income for each of the business groups and unallocated corporate expenses have been restated to conform to the current period presentation.

Schedule 4a

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY REGION & CHANNEL
(Dollars in thousands)
(Unaudited)

By Region:	Net Revenues
	First Half of Fiscal 2006		First Half of Fiscal 2005	Increase / (Decrease)	% Change
United States	$561,038		$594,587	$(33,549)	-5.6%
Europe	190,210	(a)	130,538	59,672	45.7%
Canada	50,359		49,597	762	1.5%
Asia	84,656	(b)	16,606	68,050	409.8%
Mexico	28,102		22,892	5,210	22.8%
Total net revenues	$914,365		$814,220	$100,145	12.3%

	Operating Income
	First Half of Fiscal 2006		First Half of Fiscal 2005 (c)	Increase / (Decrease)	% Change
United States	$18,134		$45,639	$(27,505)	-60.3%
Europe	11,947	(a)	19,941	(7,994)	-40.1%
Canada	11,660		8,966	2,694	30.0%
Asia	14,204	(b)	4,827	9,377	194.3%
Mexico	4,182		3,873	309	8.0%
Group operating income	$60,127		$83,246	$(23,119)	-27.8%
Unallocated corporate expenses	(14,934)		(14,034)	(900)	6.4%
Restructuring expenses	—		(727)	727	-100.0%
Operating income	$45,193		$68,485	$(23,292)	-34.0%

(a)	Includes net revenue of $58,151 and operating loss of $2,967 related to the CKJEA Business.

(b)	Includes net revenue of $65,974 and operating income of $8,006 related to the CKJEA Business.

(c)	Operating income for each of the business groups and unallocated corporate expenses have been restated to conform to the current period presentation.

By Channel:	Net Revenues
	First Half of Fiscal 2006		First Half of Fiscal 2005	Increase / (Decrease)	% Change
Wholesale	$819,351	(a)	$794,773	24,578	3.1%
Retail	95,014	(b)	19,447	75,567	388.6%
Total net revenues	$914,365		$814,220	$100,145	12.3%

	Operating Income
	First Half of Fiscal 2006		First Half of Fiscal 2005 (c)	Increase / (Decrease)	% Change
Wholesale	$50,955	(a)	$82,068	(31,113)	-37.9%
Retail	9,172	(b)	1,178	7,994	678.6%
Group operating income	$60,127		$83,246	$(23,119)	-27.8%
Unallocated corporate expenses	(14,934)		(14,034)	(900)	6.4%
Restructuring expenses	—		(727)	727	-100.0%
Operating income	$45,193		$68,485	$(23,292)	-34.0%

(a)	Includes net revenue of $55,952 and operating loss of $1,560 related to the CKJEA Business.

(b)	Includes net revenue of $68,173 and operating income of $6,599 related to the CKJEA Business.

(c)	Operating income for each of the business groups and unallocated corporate expenses have been restated to conform to the current period presentation.